Exhibit 10.1

SETTLEMENT AGREEMENT

1.  Parties. The Parties to this Settlement Agreement (“Agreement”) are:

a.  Pure Bioscience, Inc. (“Pure”);

b.  Richmont Sciences, LLC, Richmont Holdings, Inc., Richmont Corporation and IV-7 Direct, LLC (collectively, “Richmont”); and

c.  The Coalition to Save Pure (the “Coalition”).

2.  Effective Date.  The Effective Date of this Agreement is July 9, 2012.

3.  Background.  Pure and Richmont Sciences, LLC entered into several contracts and/or agreements.  A dispute arose which resulted in litigation between the Parties which is currently pending in the Superior Court of the State of California, County of San Diego, Case No., 37-2011-00068594-CU-CO-EC, captioned Pure Bioscience, Inc. v. Richmont Sciences, LLC and related cross-claims (the “Litigation”).  In addition, Richmont Corporation has initiated a pending proxy solicitation effort in connection with the upcoming Pure annual stockholder meeting and election of Pure directors to its board (the “Proxy Solicitation”) which is now being pursued in the name of the Coalition.

4.  Purpose.  The purpose of this Agreement is to settle the Litigation and the Proxy Solicitation between the Parties.

5.  Dismissal of Litigation.  Within five days after the date of this Agreement, all Parties will dismiss all claims and cross-claims in the Litigation with prejudice, with each Party to bear its own attorneys’ fees, expenses and costs incurred in connection with the Litigation or any claims that were or could have been alleged in the Litigation.  No Party shall institute any future litigation in any court arising out of or related to the facts and circumstances upon which the Litigation and/or the Proxy Solicitation were based, or asserting any claims that were or could have been asserted in the Litigation and/or the Proxy Solicitation.

6.  Withdrawal of Proxy Solicitation.  Richmont and all their respective principals, agents, subsidiaries, affiliates and assigns, including but not limited to Richmont Corporation, John Rochon and John Rochon, Jr., shall take and shall cause the Coalition to take all reasonable and necessary efforts to withdraw and shall not resubmit, the Proxy Solicitation and any other nomination of persons for election to the Pure Board of Directors at the 2012 annual stockholder meeting or at any other annual or special meetings, and shall cease and desist the solicitation of proxies with respect to such election or any other matter that may be considered at such stockholder meeting.  Such efforts shall include but not be limited to withdrawing all correspondence informing Pure of any intent to nominate any directors for election at the annual meeting, and notifying the United States Securities Exchange Commission in writing of the termination of the proxy contest.  Richmont, including Richmont Corporation, shall support and vote for Pure’s proposed slate of directors at the next annual (2012) Pure stockholder meeting.

7.  Future Constitution of Board.  After the next annual meeting or Special Meeting of Stockholders of Pure at which directors are to be elected and at any and all adjournments, postponements, recesses, reschedulings or continuations thereof, Pure shall replace one member of the Pure Board of Directors with an independent director, and shall also add an additional independent director to Pure’s Board of Directors.  Pure shall make good faith efforts to do so within 12 months after the 2012 annual shareholder vote.

8.  Joint Press Release.  The Parties shall issue the attached Joint Press Release on July 10, 2012.

9.  Future Board Elections and Proxy Solicitations.  Richmont, including Richmont Corporation, shall not directly or indirectly initiate, join in or support any Pure stockholder Proxy Solicitation effort or any effort to remove or replace any Pure director for five years from the Effective Date of this Agreement.

10.  Releases.  Pure and Richmont do hereby mutually generally release each other from all claims, damages, liability or other relief of any sort, including all such claims which were alleged or could have been alleged in the Litigation and/or the Proxy Solicitation, except such claims or rights as are reserved or created under this Agreement.  Pure and Richmont do hereby fully and forever release and discharge each other, and their past, present, and future affiliates, predecessors, successors and assigns, and their respective past, present and future partners, officers, directors, agents, employees, and attorneys from any and all known, unknown, suspected or unsuspected, fixed, conditional or contingent claims or causes of action, debts, demands, contracts, covenants, liens, liabilities, losses, costs, expenses (including, without limitations, attorneys’ fees) or damages whatever kind or nature as they relate to the claims that are the subject of the incident described herein.  Pure and Richmont mutually acknowledge and agree that all prior contracts, agreements and other understanding between the parties prior to the date hereof have been terminated and that Richmont has no right, title or interest in or to any technology, intellectual property or products of Pure.

11.  Waiver of Civil Code Section 1542. All rights under Section 1542 of the Civil Code of the State of California are hereby expressly waived by all Parties with respect to any and all releases set forth herein.  It is understood that Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the debtor.

12.  Persons Bound and Benefited.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto, as well as all their successors, assigns, heirs, representatives, employees, principals, agents, affiliates, subsidiaries, officers, directors, members, partners, beneficiaries and investors.

13.  Non-Disparagement.  Neither Party, nor their respective affiliates or representatives shall directly or indirectly make false or misleading representations regarding, or otherwise disparage, the other Party, its affiliates or representatives, or its businesses, products, technologies, intellectual property or activities.

14.  No Admission.  This Agreement and it terms are in compromise of disputed claims and is not an admission of liability for all or any part of any such claims by any Party.

15.  Governing Law, Jurisdiction and Venue.  This Agreement was negotiated, executed and delivered, and is to be wholly performed, in San Diego, California, and the rights and obligations of the Parties shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of California.  The exclusive venue for any action to interpret or enforce this Agreement, or any action in which this Agreement may support a defense or counter-claim, shall be in the Superior Court for the State of California, San Diego County.

16.  Enforcement Pursuant to California Code of Civil Procedure Section 664.6.  The Superior Court in which the Litigation was filed shall retain jurisdiction pursuant to California Code of Civil Procedure Section 664.6 to enforce this Agreement until performance in full, including but not limited to by entry of the Stipulated Judgment.

17.  Alternative Jurisdiction to Enforce.  If the Superior Court declines to enforce this Agreement pursuant to the procedures under Code of Civil Procedure Section 664.6, then any alternative action to enforce, for breach of, or arising out of this Agreement shall be commenced in the Superior Court for the State of California, County of San Diego, and the Parties each agree and consent to jurisdiction over them in that court for any such proceeding.

18.  Waiver of Jury Trial.  Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding directly or indirectly arising out of, under or in connection with any of this Agreement.

19.  Integration.  This Agreement constitutes the entire agreement between the Parties with respect to the settlement, payment, dismissal, releases, and all other matters and terms referenced herein, and supersedes any and all prior or contemporaneous representations, warranties or other statements of any Party, their attorneys or agents in connection with the negotiation or execution of this Agreement.  Without limiting the foregoing, the Parties agree that in any dispute arising out of this Agreement, no evidence relating to the negotiation or drafting of this Agreement, or any prior drafts of this Agreement, shall be admissible as evidence for any purpose, including but not limited to interpreting this Agreement or the intention of the Parties.

20.  Amendment.  This Agreement may only be amended or modified in writing executed by the Parties.

21.  Agreement Understood.  The Parties certify they have read all of this Agreement, consulted with and received legal advice from their respective attorneys concerning this Agreement, and understand and agree to the terms of this Agreement.

22.  Involvement of Counsel.  The Parties acknowledge they have been represented by legal counsel of their choosing in the negotiation and drafting of the terms of this Agreement, each Party enters into this Agreement of its own volition, freely and without coercion, based on its own judgment and advice of its own counsel, and not in reliance on any representations or promises of the other Party except as expressly set forth herein.

23.  Joint Preparation.  This Agreement has been jointly negotiated and drafted, and is not to be construed against any Party on the basis that it was the drafter.

24.  Authority.  Each Party executing this Agreement warrants he, she or it is the sole owner of the rights and obligations referred to and released herein, has not assigned or otherwise transferred any interest in any such rights or obligations, and is authorized to execute this Agreement personally or on behalf of any entity for whom he or she is acting.

25.  Counterparts and Facsimile Signatures.  This Agreement may be executed in counterparts, and such counterparts, taken together, shall constitute a single agreement.  Electronically transmitted signatures affixed to a counterpart shall have the force and effect of an original signature.

26.  Cooperation and Execution of Additional Documentation.  The Parties shall cooperate and execute additional documentation which may be required to implement, memorialize or carry out the provisions and intent of this Agreement.

Approved:

Morrison & Foerster LLP

Dated: July 10, 2012	By:	/s/ Mark R. Wicker
Mark R. Wicker
Wingert Grebing Brubaker & Juskie LLP
Attorneys for Pure Biosciences Inc.

Dated: July 10, 2012	By:	/s/ Andrew A. Servais
Andrew A. Servais
Attorneys for Richmont Sciences LLC, Richmont Holdings, Inc. and IV-7 Direct, LLC

Agreed:

Pure Bioscience, Inc.

Dated: July 10, 2012	By:	/s/ Michael L. Krall
Michael L. Krall

Richmont Sciences, LLC

Dated: July 10, 2012	By:	/s/ John Rochon, Jr.
John Rochon, Jr.

Richmont Holdings, LLC

Dated: July 10, 2012	By:	/s/ John Rochon, Jr.
John Rochon, Jr.

Richmont Corporation

Dated: July 10, 2012	By:	/s/ John Rochon, Jr.
John Rochon, Jr.

IV-7 Direct, LLC

Dated: July 10, 2012	By:	/s/ Heidi Hafer
Heidi Hafer

The Coalition to Save Pure

Dated: July 10, 2012	By:	/s/ John Rochon, Jr.
John Rochon, Jr.